EFiled: Mar 23 2010 3:08PM EDT Transaction ID 30200986 Case No. 5367-VCS
IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

:
PENTWATER GROWTH FUND, LTD.,	:
OCEANA MASTER FUND, LTD., and	:
PENTWATER EQUITY	:
OPPORTUNITIES MASTER FUND,	:
:
Plaintiffs,	:
:
v.	:	C. A. No. 5367-VCS
:
BPW ACQUISITION CORP.,	:
a Delaware corporation, and	:
THE TALBOTS, INC.,	:
a Delaware corporation,	:
:
Defendants.	:
:

MOTION FOR A TEMPORARY RESTRAINING ORDER
     Plaintiffs Pentwater Growth Fund, Ltd., Oceana Master Fund, Ltd., and Pentwater Equity Opportunities Master Fund (collectively “Pentwater” or “Plaintiffs”) hereby seek an order preventing (1) the closing of defendant BPW Acquisition Corp’s (“BPW”) ongoing warrant exchange offer, which is currently set to close at midnight on Friday, March 26, 2010 (the “Exchange Offer”); and (2) the effectiveness of BPW’s ongoing consent solicitation to amend a warrant agreement dated as of February 26, 2008 (the “Consent Solicitation”).
PRELIMINARY STATEMENT
     BPW and The Talbots, Inc. (“Talbots”) signed an agreement and plan of merger on December 8, 2010, which was subsequently amended on February 17, 2010 (the “Merger”). A shareholder vote of BPW and Talbots’s shareholders approving the Merger occurred on February 24, 2010. The last remaining substantive condition to closing the

Merger is the Exchange Offer, which was launched on March 1, 2010 and is scheduled to expire at midnight on March 26, 2010. The Merger is expected to close on or about March 31, 2010.
     On Wednesday March 17, 2010, just nine (9) days prior to the expiration of the Exchange Offer, BPW filed a preliminary proxy statement by which it is seeking consents to amend the warrant agreement governing the BPW warrants (as previously defined, the “Consent Solicitation”). The amendment seeks to decrease the Warrant Exercise Period and remove anti-dilution protections from the warrant agreement. BPW claims that it only needs a majority of public warrant holders to consent to its requested amendments despite protections contained within the warrant agreement that require written consent of all warrant holders to make such changes. BPW has chosen to file its preliminary proxy statement just nine days prior to the expiration of the Exchange Offer in an attempt to coerce warrant holders into participating in that Offer. That coercion is exacerbated by the fact that there is little time to seek a legal remedy, and non-tendering warrantholders who fail to do so will undoubtedly be confronted with an argument that they waived any rights to challenge the Exchange Offer and the Consent Solicitation and are thus stuck with devalued unexchanged BPW warrants. The result of the proposed amendments would be to materially decrease the value of the BPW warrants for those holders who do not tender into the Exchange Offer.
     For example, if the Consent Solicitation is successful, non-tendering BPW warrantholders will be left with warrants having an exercise period delayed by one year and stripped of valuable and customary anti-dilution and anti-destruction provisions. The proposed warrant amendments are coercive because (i) they punish non-tendering warrantholders with the threat of economically marginalized warrants on terms significantly worse than the terms on which the warrants were purchased, and (ii) encourage those who participate in the Exchange Offer to nonetheless simultaneously amend the warrant they are exchanging (despite that they will have no economic interest in such warrant) to the detriment of those who do not participate. The threatened loss of the protective provisions of the BPW warrants, coupled with the difficulty of calculating damages if Plaintiffs are correct that the warrant amendments are violative of the warrant agreement, constitutes irreparable harm to Plaintiffs.
     The structural coerciveness aside, Plaintiffs have a colorable claim that the proposed amendments to the warrant agreement violate the express terms of the warrant agreement itself, as well as the implied covenant of good faith and fair dealing. In particular, the proposed amendments impermissibly reduce the exercise period of the BPW warrants and also impermissibly reduce the number of shares of common stock issuable upon exercise of the warrants.
FACTUAL BACKGROUND
     Plaintiffs are all investment funds managed by Pentwater Capital Management, L.P. The Plaintiffs together are the beneficial owners of over 3,300,000 warrants to purchase BPW common stock. (See Compl. ¶ 3.)1
     BPW is a publicly-traded “special purpose acquisition company” formed for the purpose of effecting an extraordinary transaction, such as a merger, capital stock exchange, asset acquisition, stock purchase or similar business combination. (See id. ¶ 4.) BPW’s initial public offering took place on March 3, 2008 (the “IPO”).

[1]	Citations to “Compl. ___” refer to the Plaintiffs’ Verified Complaint For Declaratory And Injunctive Relief, which was filed with the Court on March 22, 2010.

     BPW has 49,776,471 warrants outstanding. Each warrant permits its holder to purchase one share of BPW common stock at an exercise price of $7.50. Approximately 35,000,000 of BPW’s warrants are held by public warrantholders, a group which includes Pentwater.
(See id. ¶ 8.)
The Warrant Agreement
     The terms of BPW’s warrants (the “BPW Warrants”) are set forth in a Warrant Agreement dated as of February 26, 2008 (the “Warrant Agreement”). (See Compl. Ex. A.) The Warrant Agreement contains the following pertinent provisions:
•	Section 6(a) provides for an exercise price of $7.50 per share and a “Warrant Exercise Period” to commence “on the later of (1) the date that is 12 months from the final prospectus relating to the IPO; and (2) on the date on which the Company completes its Initial Business Combination.” In pertinent part, the Warrant Exercise Period is to end upon the date that is “six years from the final prospectus relating to the IPO [i.e., March 3, 2014].” (See Compl., Ex. “A” at A-6.);

•	Section 11 contains several related provisions that are intended to protect the warrantholders should certain events occur that, absent such provisions, would have the effect of decreasing the proportional equity interest in BPW available upon a warrantholder’s exercise of a warrant. (See id. at A-11 to A-12.) For example:
o	Section 11(a) is an “anti-dilution” provision that provides for the issuance of additional shares of BPW stock upon exercise of a warrant in the event of stock dividends, split ups or similar events that increase the number of outstanding shares of BPW common stock;

o	Section 11(c) is an “anti-destruction” provision that protects the warrantholders in the event of a merger, reorganization, asset sale or similar event, by providing that in such events warrantholders are to receive the same consideration as if they had exercised the warrants prior to such a triggering event; and

o	Section 11(g) obligates BPW’s board of directors to exercise “good faith judgment” to make further adjustments in accordance with the “essential intent and principles” of Section 11 to “protect such [warrantholders’] purchase rights[.]” (Id.)
     The Warrant Agreement protects these rights by making it extremely difficult for the Warrant Agreement to be amended in a way that impairs them. Section 18 of the Warrant Agreement sets forth the procedures that must be followed for the Warrant Agreement to be amended. (See id. at A-18). Reflecting the importance of the Warrant Exercise Period and the anti-dilution and anti-destruction provisions of Section 11, Section 18 requires the “prior written consent” of each and every warrantholder before BPW may (1) “reduce the Warrant Exercise Period”, or (2) “reduce the number of Warrant shares issuable upon the exercise of a Warrant except as contemplated by Section 11.” (Id.)2

[2]	Section 11 permits a proportional reduction of shares issuable upon exercise in the event, for example, of a reverse stock split. See Compl. Ex. “A” § 11(b). Such predicate events permitting a proportional reduction of shares issuable upon exercise are wholly absent in this case.

BPW Breaches The Warrant Agreement
     On December 9, 2009, BPW announced that it had entered into a merger agreement with defendant Talbots (the “Merger Agreement”). The Merger Agreement was approved by BPW’s stockholders on February 24, 2010. It is expected that the Merger will close by March 31, 2010. (See Compl. ¶ 13.) The Merger is the Initial Business Combination that triggers the Warrant Exercise Period under Section 6(a). The Merger Agreement (at § 6.1(b)) requires BPW to use its “reasonable best efforts” to facilitate an Exchange Offer resulting in the exchange of at least 90% of BPW’s outstanding warrants for specified ratios of Talbots common stock or Talbots warrants.3 BPW and Talbots commenced the Exchange Offer on March 1, 2010. It is set to expire this Friday, March 26, 2010, at midnight. (See Compl. ¶ 15.)
      Pentwater does not intend to tender its BPW Warrants in the Exchange Offer, because Pentwater believes retaining its warrants is the economically preferable course of action. Pentwater believes that those who exchange their warrants in the Exchange Offer will be left with securities of substantially lower value. (See id. ¶ 17.)
     In an apparent attempt to coerce warrantholders to tender into the Exchange Offer, BPW initiated the Consent Solicitation through the filing of a Preliminary Proxy Statement on March 17, 2010 (the “Proxy”). (See Compl. Ex. “B.”) As BPW acknowledges, the Consent Solicitation seeks to amend the Warrant Agreement to affect the rights of those warrantholders who choose not to tender in the Exchange Offer.

[3]	The BPW/Talbots Merger Agreement is available at http://www.sec.gov/Archives/edgar/data/1418255/000119312509251168/dex21.htm.

     The Consent Solicitation seeks written consents from holders of only a majority of the outstanding publicly-held warrants to effect certain fundamental changes to the Warrant Agreement. Among other things, BPW seeks to (1) prevent warrantholders from exercising their warrants in the first year following the Merger by amending the Warrant Exercise Period, and (2) remove the anti-dilution and anti-destruction protections of the Warrant Agreement. Each of these amendments requires unanimous, not majority, consent. BPW’s Proxy admits that warrantholders who do not tender in the Exchange Offer will be adversely affected in this manner if the Consent Solicitation is effective. (See Compl. ¶ 24 (quoting from proxy statement).) For example, a non-tendering warrantholder will be unable to exercise her warrants for a year, during which time BPW would be free to dilute the warrants’ value to nothing through extraordinary transactions. The Consent Solicitation has the clear effect (and Pentwater believes the intent) of coercing warrantholders to tender into the Exchange Offer because those who do not will be left with materially devalued warrants. BPW has structured the process in a way that facilities its goal. Warrantholders, irrespective of whether they have tendered, are being approached by the Company and being asked to execute a Letter Agreement giving irrevocable consent to the Warrant Amendment in exchange for the Company’s commitment not to give different consideration to other tendering warrantholders.
     Because Section 18 of the Warrant Agreement clearly prevents the Warrant Exercise Period and the anti-dilution and anti-destruction provisions from being written out of the Warrant Agreement without the consent of each and every warrant holder, Pentwater commenced this action on March 22, 2010.

ARGUMENT
     In these circumstances, a temporary restraining order should issue to prevent BPW from breaching the Warrant Agreement in a manner that coerces Pentwater (and the other public warrantholders) to tender into the Exchange Offer.
I.	THE APPLICABLE STANDARD
     A temporary restraining order should issue where (i) plaintiff has a colorable claim on the merits, (ii) plaintiff will suffer irreparable harm if relief is not granted, and (iii) the balance of hardships favors plaintiff. See ACE Ltd v. Capital Re Corp., 747 A.2d 95, 102 (Del. Ch. 1999); Stirling Inv. Holdings, Inc. v. Glenoit Universal, Ltd., 1997 WL 74659, at *2 (Del. Ch. Feb. 12, 1997). Application of this standard generally requires this Court to concentrate:
on whether the absence of a TRO will permit imminent, irreparable injury to occur to the applicant and whether that possibility of injury outweighs the injury that the TRO itself might inflict on the defendants. In a case where this balance tilts in favor of the applicant and where a responsible consideration of the merits cannot be had, this court will issue a TRO even though that applicant has only raised claims that “are colorable, litigable, or . . . raise questions that deserve serious attention.”
ACE Ltd., 747 A.2d at 102 (quoting Cottle v. Carr, 1988 WL 10415, at *2-3 (Del. Ch. Feb. 9, 1988)).
II.	PENTWATER HAS COLORABLE CLAIMS
     The merits of a case support the granting of a temporary restraining order so long as “a colorable claim has been made out if the facts alleged are true.” Mitsubishi Power Sys. Am., Inc. v. Babcock and Brown Infrastructure Group US, LLC, 2009 WL 1199588, at *3, at *8-9 (Del. Ch. Apr. 24, 2009) (citing UIS Inc. v. Walbro Corp., 1987 WL 18108, at

*1 (Del. Ch. Oct. 6, 1987)). Here, the clear facts show that BPW has breached the express provisions of the Warrant Agreement and/or the implied covenant of good faith and fair dealing.
     Section 21 of the Warrant Agreement provides that it “shall be construed in accordance with the internal laws of the State of New York.” (See Compl. Ex. “A” at A-19.) Under New York law, the “court’s role in interpreting a contract is to ascertain the intention of the parties at the time they entered the contract.” Evans v. Famous Music Corp., 807 N.E. 2d 869, 872 (N.Y. App. Ct. 2004). “In searching for the probable intent of the parties . . . our goal must be to accord the words of the contract their ‘fair and reasonable’ meaning.” Sutton v. East River Sav. Bank, 435 N.E.2d 1075, 1078 (N.Y. App. Ct. 1982) (citation omitted). “The aim is a practical interpretation of the expressions of the parties to the end that there be a realization of reasonable expectations.” Id.; see also In re IBP, Inc. S’holder Litig., 789 A.2d 14, 54 (Del. Ch. 2001) (applying New York law). Here, the parties’ reasonable expectations based upon a fair reading of Section 18 would be that a majority of warrantholders could not completely eviscerate the rights of the minority.
     Section 18 requires unanimous consent for amendments to several key provisions central to warrantholders’ economic interests. In this regard, it expressly provides that unanimous consent is needed for any amendments that would “. . . reduce the Warrant Exercise Period.” (Compl. Ex. “A” at A-18).4 Warrant Exercise Period has a clear

[4]	The same section of the Warrant Agreement that requires unanimous consent to amend the Warrant Exercise Period also requires unanimous consent to amend the warrant exercise price, the other key element of any warrant. The Warrant Exercise Period and the exercise price are inextricably linked because a holder’s ability to obtain the benefit of the strike price is affected by the time horizon over which that holder may exercise. The meaning that specifically includes the first year following the Merger. The proposed amendments would eliminate the entire first year of the exercise period. While BPW might argue that the exercise period is not “reduced” because a year is added to it on the back end, that would be an unreasonable reading of the Warrant Agreement. If BPW is correct in its argument, it could validly move the Warrant Exercise Period back several decades — and in doing so, render the warrants completely worthless — provided that the length of the Warrant Exercise Period is the same. No reasonable reading of Section 18 permits this absurd result.
     Similarly, Section 18 requires unanimous consent before BPW may “. . . reduce the number of Warrant Shares issuable upon the exercise of a warrant except as contemplated by Section 11.” As discussed above, Section 11 provides for anti-dilution and anti-destruction rights of great economic importance, and expressly obligates BPW’s board of directors to affirmatively “fairly and adequately protect the purchase rights” of the warrantholders in accordance with the essential intent and principles of [Section 11’s] provisions.” (Compl. Ex. “B,” A-11-13). BPW’s proposed amendments would eliminate these protections. The Proxy admits that the amendments would permit Talbots to dilute the warrantholders in ways not currently allowed by the Warrant Agreement. (See Compl. ¶ 24 (quoting Proxy).) There is no way around the conclusion that this would “reduce the number of warrant shares issuable upon exercise of a warrant . . .” and so requires unanimous consent under Section 18.

Warrant Amendment is thus a back-door attempt by Defendants to effectively increase the exercise price in contravention of Section 18 of the Warrant Agreement because it delays by a year the warrantholders’ otherwise right to exercise at $7.50 immediately upon consummation of the Merger.

     In addition, an implied covenant of good faith and fair dealing inheres in every contract governed by New York law. See, e.g., N.Y. Univ. v. Cont’l Life Ins. Co., Inc., 662 N.E.2d 763, 769 (N.Y. Ct. App. 1995). Encompassed within the implied obligation of each promisor to exercise good faith are “any promises which a reasonable person in the position of the promisee would be justified in understanding were included.” Dalton v. Educ. Testing Serv., 663 N.E.2d 289, 296 (N.Y. App. Ct. 1995). The implied covenant thus forbids conduct that — although not expressly forbidden — impairs the promisee’s “right to receive the fruits of the contract.” 511 W. 232 Owners’ Corp. v. Jennifer Realty, Co., 773 N.E. 2d 496, 500-01 (N.Y. App. Ct. 2002). Any reasonable purchaser of the BPW Warrants would be justified in believing that the unanimous consent requirements of Section 18 would protect her from a bare majority of other warrantholders changing the key economic terms of the BPW Warrants. This is particularly salient in these circumstances when one considers that the bare majority — who BPW clearly hopes will tender in the Exchange Offer — may approve changes in key terms despite that they have no continuing economic interests in the BPW Warrants. Even if this conduct were not forbidden by the express terms of the BPW Warrants (which it is), it plainly impairs the non-tendering warrantholders’ rights to receive the economic benefits of the Warrant Agreement.

III.	PENTWATER FACES IRREPARABLE HARM IN THE ABSENCE OF A TRO
A.	The Exchange Offer And Consent Solicitation Work In Tandem To Coerce BPW Warrantholders To Exchange Their Existing Warrants For Less Valuable Warrants, To The Benefit Of Defendants And To
The Detriment Of Pentwater
     As set forth in the Verified Complaint, and explained more fully below, Pentwater purchased BPW Warrants in reliance upon the Warrant Agreement filed in connection with the Company’s IPO in March 2008. Those warrants have a strike price of $7.50 and the customary anti-dilution and anti-destruction provisions described in the Verified Complaint. The Exchange Offer commenced on March 1, 2010 and is set to expire on March 26, 2010. Since Pentwater acquired its warrants, and through the date of the commencement of the Exchange Offer, the material provisions of the BPW Warrants remained intact. Thus, as it then stood, Pentwater and other holders of BPW Warrants were free to accept or reject the Exchange Offer based on its merits.
     The Merger is conditioned on a waivable minimum tender condition of 90%. In an eleventh hour attempt to guarantee 90% participation in the Exchange Offer (or some percentage reasonably close thereto), Talbots and BPW hatched a scheme to restructure the transaction to coerce BPW Warrantholders into tendering.5 The impetus? Talbots has a $490 million debt obligation to its controlling stockholder and lender, AEON. To satisfy this debt, which is a condition to the Merger, Talbots needs to tap the funds in BPW’s SPAC trust account. The SPAC will expire by its own terms on April 26, 2010. Accordingly, if the Merger does not close, the SPAC will terminate and the funds in the trust account will be distributed to BPW’s stockholders. Moreover, the BPW Warrants

[5]	BPW obligated itself to help secure the requisite minimum participation in the Exchange Offer. (See Merger Agreement, § 7.2(g).)

currently are in-the-money (Talbots is trading at approximately $12/share) and the exercise of those warrants will have a significant dilutive impact on Talbots Common Stock. The solution? On Wednesday March 17, 2010, just nine (9) days prior to the expiration of the Exchange Offer, BPW filed the Proxy, by which it is seeking consents to amend the Warrant Agreement.
     The amendment seeks to decrease the Warrant Exercise Period and remove anti-dilution protections from the Warrant Agreement. A long line of this Court’s cases, dealing with a wide variety of situations, have held that the loss of important substantive rights in an ongoing economic relationship constitutes irreparable harm. See, e.g., NAMA Holdings LLC v. Related World Market Center LLC, 922 A.2d 417, 438 (Del. Ch. 2007) (holding breach of operating agreement provision requiring the segregation of disputed funds constituted irreparable harm); Qwest Communications, Int’l v. Nat’l Union Fire Ins. Co., 821 A.2d 323, 329 (Del. Ch. 2002) (holding breach of contract depriving promissee right to insist upon mediation versus arbitration in large insurance coverage dispute threatened irreparable harm); Solar Cells, Inc. v. True North Partners LLC, 2002 Del. Ch. LEXIS 38, at *27 (Del. Ch. Apr. 25, 2002) (holding merger that threatened to dilute plaintiff and deprive rights to appoint a minority of managers under LLC agreement constituted irreparable harm); Boesky v. CX Partners, L.P., 1988 WL 42250, at *13 (Del. Ch. Apr. 28, 1988) (holding loss of contractual right to receive distributions on a pari passu basis constituted irreparable harm). Of particular importance, given that BPW seeks to strip the warrants of important protective provisions, this Court has reasoned that the loss of important protective rights in an ongoing economic relationship constitutes irreparable harm:

. . . protective rights “can be of material commercial advantage . . .” They are designed to provide, not only protection for Plaintiffs’ investment, but also leverage in negotiations regarding the future of [the Company]. The denial of the leverage which Plaintiffs reasonably believed they had secured through their bargain restructures the commercial relationship between Plaintiffs and [the Company] and constitutes a harm that cannot be measured by money damages.
Telecom-SNI Investors, L.L.C. v. Sorrento Networks, Inc., 2001 WL 1117505, at *9 (Del. Ch. Sept. 7, 2001) (holding loss of various contractual protective provisions conferred upon preferred stockholders constituted irreparable harm) (quoting Boesky, 1988 WL 42250, at * 14). To hold that money damages — which would be exceedingly difficult to calculate here, see infra pp. 17-19 — are “an appropriate substitute” for such rights “would essentially involve the judicial nullification” of the important economic rights conferred by the protective provisions. NAMA Holdings, 922 A.2d at 438 (citation omitted).
     BPW claims that it only needs a majority of public warrant holders to consent to its requested amendments despite protections contained within the Warrant Agreement that require written consent of all warrant holders to make such changes. As part of the Warrant Amendment, BPW has indicated it will seek delisting of any unexchanged warrants, making them ineligible for trading on a national exchange. See Eisenberg v. Chicago Milwaukee Corp., 537 A.2d 1051, 1061 (Del. Ch. 1987) (finding actionable coercion based, in part, on a threatened delisting). This leaves warrantholders with a Hobson’s Choice: (i) accept Talbots Warrants in the Exchange Offer, which warrants are out-of-the-money and otherwise substantially less valuable (as explained below) than the warrants currently held by Pentwater and other holders of Public Warrants, or (ii) face the very real risk that the Warrant Amendment will pass and leave holders of unexchanged warrants with unexercisable stripped down warrants subject to dilution by Talbots at its whim.
     It is this irreparable harm occasioned by the wrongfully coercive structure of the Exchange Offer, in conjunction with the Consent Solicitation, that is of paramount significance in evaluating the present application for a temporary restraining order. See, e.g., CBOT Holdings, Inc. v. Chicago Board Options Exchange, Inc., 2007 WL 2296356, at *3 n.11 (Del. Ch. Aug. 3, 2007) (noting the court’s “chief focus when reviewing an application for a temporary restraining order: ‘the nature and imminence of the allegedly impending injury.’”); Walbro, 1987 WL 18108, at *1 (recognizing that “the focus of the court on [a motion for a temporary restraining order] is not importantly upon an assessment of the probability of ultimate success, but is primarily upon the injury to plaintiff that is threatened”).
     In dollar terms, the disparity between the value of the BPW Warrants and the Talbots Warrants in the Exchange Offer can be summarized as follows. BPW Warrants carry a strike price of $7.50. As of March 22, 2010, Talbots Common Stock was trading at $11.35. Talbots Warrants, on the other hand, have a strike price equal to the product of 1.30 and an average closing price of Talbots Common Stock, subject to a maximum initial exercise price of $16.25 and a minimum initial exercise price of $11.05. (Exchange Offer at 75.)6 Based on this formula, the strike price on the Talbots Warrants being forced on BPW Warrantholders through the combined effect of the Exchange Offer and the Consent Solicitation is approximately $14.85. Given this difference in value, it is reasonable to conclude that some holders of BPW Warrants (like Pentwater) might wish to decline the

[6]	The Exchange Offer is available at http://www.sec.gov/Archives/edgar/data/912263/000095012310018566/y82930sv4.htm.

Exchange Offer.
     This straightforward choice between tendering or not tendering has been complicated needlessly by the concerted efforts of BPW and Talbots to cram down the Talbots Warrants on the BPW Warrantholders by subjecting those who do not tender to the Warrant Amendment. This conduct is wrongfully coercive and constitutes irreparable harm to Pentwater. See Ivanhoe Partners v. Newmont Mining Corp., 533 A.2d 585, 605 (Del. Ch. 1987), aff’d., 535 A.2d 1334 (Del. 1987) (holding that actionable coercion exists upon a showing that offerees are being wrongfully induced to tender “for reasons unrelated to the economic merits” of the transaction); Weiss v. Samsonite Corp., 741 A.2d 366, 372 (Del. Ch. 1999) (holding that an offer is coercive when those being asked to tender are “the victims of inequitable action to tender for reasons unrelated to the economic merits of the offer”). Here, the Exchange Offer is being forced on BPW Warrantholders based on the threat of evisceration of the protective anti-dilution and anti-destruction provisions in the unexchanged BPW Warrants, as well as the threat of a dilutive stock split or other extraordinary transaction by Talbots. This is akin to the type of tender offers referred to as structurally “coercive” because they leave non-tendering holders with less valuable securities or no back-end protections. See Unocal Corp. v. Mesa Petroleum Co., 493 A.2d 946, 956 (Del. 1985); Gilbert v. El Paso Co., 575 A.2d 1131, 1139 (Del. 1990) (recognizing that an offer that provides “neither for a second-step transaction nor any back-end protections for [non-tendering holders is] an archetype of this coercive mechanism”); see also In re Pure Resources, Inc., S’Holders Liig., 808 A.2d 421, 452-53 (Del. Ch. 2002)

(enjoining tender offer based on the possibility of structural coercion);7 AC Acquisitions Corp. v. Anderson, Clayton & Co., 519 A.2d 103 (Del. Ch. 1986) (enjoining a self-tender).
     To make matters worse, the Company is also soliciting all BPW Warrantholders to sign a Letter Agreement (a copy of which is attached hereto as Exhibit “1”) committing warrantholders to give their consent to the Warrant Amendment in exchange for the Company’s agreement to not give different consideration to other tendering warrantholders. This incentivizes those relinquishing their BPW Warrants and ceasing to have an interest therein to simultaneously vote to disadvantage those warrantholders who do not exchange their warrants. This is further evidence of Defendants’ coercive conduct, the effects of which should be enjoined until this Court can rule on the merits of Pentwater’s claims.
B.	In The Absence Of Injunctive Relief, Damages Will Be Difficult, If Not Impossible, To Calculate
     If the Court refuses to enjoin the closing of the Exchange Offer and the efficacy of the Consent Solicitation, and the Merger goes forward, damages will be difficult to calculate if Pentwater ultimately prevails on the merits of its claim that the Warrant Amendment is being affected in contravention of Section 18 of the Warrant Agreement. In such a situation, Pentwater will be left in the untenable situation of holding unexchanged BPW Warrants that are not exercisable for a one year period despite the fact that the Warrant Agreement provides Warrantholders with the right to exercise during that period. (Under the Warrant Amendment, Pentwater would be foreclosed from exercising its

[7]	Pure Resources also considers that “retributive threats” render a tender offer structurally coercive. See 808 A.2d at 445. In this case, it is difficult to imagine a greater retributive threat than coupling the Exchange Offer with the Consent Solicitation, which seeks to strip unexchanged BPW Warrants of all or substantially all of their value.

unexchanged warrants for one year from the Merger date.) An economically rational actor, like Pentwater, would seek to exercise its warrants at a time when it concludes in its own judgment that the delta between the exercise price of $7.50 and the price of Talbots Common Stock is at its greatest. This, of course, could happen at any time during the one-year period immediately following the Merger, which period Defendants are attempting to eliminate through the Warrant Amendment. A damages award for an improper amendment of the Warrant Agreement would seek to restore Pentwater to the position in which it would have remained but for Defendants’ wrongful conduct (i.e., free to exercise at a time of its choosing immediately upon the consummation of the Merger). The difficulty of calculating this type of expectation damage in a situation such as this is evident. How can one approximate if and when Pentwater would have exercised? This uncertainty in the ability to award monetary damages to restore Pentwater to a pre-breach status quo is reason enough to grant the relief sought herein. See, e.g., County of York Employees Retirement Plan v. Merrill Lynch & Co., Inc., 2008 WL 4824053, at *8 (Del. Ch. Oct. 28, 2008) (expediting proceedings upon showing of irreparable harm because damages were difficult to calculate); TCW Tech. P’Ship v. Intermedia Commc’ns, Inc., 2000 WL 1478537, at *2 (Del. Ch. Oct. 2, 2000) (expediting proceedings due to uncertainty surrounding damages calculation); In re Anderson, Clayton S’holders’ Litig., 519 A.2d 669, 676 (Del. Ch. 1986) (granting injunction because calculating damages from a completed transaction would be “exceedingly difficult” to prove). Pentwater need not demonstrate that damages are incalculable; rather, it is sufficient if movant can show, as Pentwater has here, that “theoretically calculable” damages are nevertheless “highly difficult to calculate.” See Retirement Board of Allegheny County v. Rothblatt, 2009 WL

3349262, at *2 n.10 (Del. Ch. Oct. 13, 2009) (citing Sealy Mattress Co. of New Jersey, Inc. v. Sealy, Inc., 532 A.2d 1324 (Del. Ch. 1987)).
C.	If The Exchange Offer Closes, And The Warrant Amendment Takes Effect, BPW’s Capital Structure Will Be Altered And The Court Will Not Be Able To “Unscramble The Eggs”
     Finally, the closing of the Exchange Offer on March 26, 2010 will significantly change the capital structures of BPW and Talbots. Further, BPW has announced that it expects the Merger to close shortly after the completion of the Exchange Offer (which is a condition to Talbots’s obligations under the Merger Agreement), i.e., by the end of March. Such fundamental changes to BPW’s and Talbot’s capital structures cannot practically be undone after the fact. See, e.g., Police & Fire Ret. Sys. of The City of Detroit v. Bernal, 2009 WL 1873144, at *2 (Del. Ch. Jun. 26, 2009) (finding irreparable harm from threatened close of merger and reasoning “it would be impossible to ‘unscramble the eggs’ by attempting to unwind the merger once it has been completed”); Gilmartin v. Adobe Resources Corp., 1992 WL 71510, at *13 (Del. Ch. Apr. 6, 1992) (finding irreparable harm where following transaction new, publicly-traded securities would be issued); Gimbel v. Signal Cos., 316 A.2d 599, 603 (Del. Ch. 1974) (recognizing the “various obstacles” to rescinding the sale of a company after the fact, including “tax consequences, accounting practices, business reorganizations, management decisions concerning capital investments, dividends, etc. and a host of other problems which as a practical matter will make rescission very difficult indeed”).

IV.	THE BALANCE OF THE EQUITIES TIPS DECIDEDLY IN FAVOR OF PENTWATER
     For all the reasons set forth in the Verified Complaint and in this Motion, Pentwater will suffer irreparable harm in the absence of an order temporarily enjoining the closing of the Exchange Offer and the efficacy of the Consent Solicitation. Defendants, on the other hand, will suffer no harm whatsoever. Should the minimum tender condition be met, or waived, the Merger can close. This preserves the ability of the Merger to serve as the Initial Business Combination contemplated in connection with the Company’s IPO in March 2008, thus avoiding the dissolution and liquidation of the SPAC by its own terms on April 26, 2010. As to Talbots, its economic interest in the Merger is also preserved, as are the interests of any BPW Warrantholders who accept the Exchange Offer. The only inconvenience to BPW and Talbots will be the possibility that some holders of BPW Warrants who plan on tendering might not do so by the current March 26, 2010 deadline. Because the merits of the Verified Complaint involve mostly contract interpretation, however, the Court should be able to resolve the underlying issues in this case quickly and in ample time for there to be a final decision in advance of April 26, 2010.

DATED: March 23, 2010	EDWARDS ANGELL PALMER & DODGE LLP
/s/ John L. Reed
John L. Reed (I.D. No. 3023)
Paul D. Brown (I.D. No. 3903)
K. Tyler O’Connell (I.D. No. 4514)
Aleine M. Porterfield (I.D. No. 5023)
919 North Market Street, Suite 1500
Wilmington, DE 19801
(302) 777-7770
(302) 777-7263 (Fax)

Attorneys for Plaintiffs

20